EXHIBIT 99.1

Contact:	John P. Saldarelli Vice President, Chief Financial Officer, Secretary and Treasurer (914) 242-7700

FOR IMMEDIATE RELEASE

American Real Estate Partners Closes the Previously Announced Acquisitions of Two Oil and Gas Companies and the Purchase of Securities of GB Holdings and Atlantic Coast Entertainment Holdings

Mount Kisco, New York, June 30, 2005 — American Real Estate Partners, L.P. (NYSE:ACP) (“AREP”) announced today that it has obtained the approval of its depositary unit holders to issue depositary units to affiliates of Carl C. Icahn in connection with its previously announced acquisitions of two oil and gas companies, NEG Holding LLC and Panaco, Inc., and the purchase of securities of GB Holdings, Inc. and Atlantic Coast Entertainment Holdings, Inc. Atlantic Coast, through its subsidiary, ACE Gaming LLC, owns and operates The Sands Hotel and Casino in Atlantic City, New Jersey.

AREP also announced today that it has closed the NEG Holding, Panaco, GB Holdings and Atlantic Coast transactions. The aggregate number of units issued was 15,758,546 depositary units. With the closing of the transactions, Mr. Icahn owns approximately 90.0% of AREP’s outstanding depositary units and 86.5% of its preferred units. As a result of these transactions, AREP has substantially increased its oil and gas exploration and production business and expanded its casino gaming and associated hotel, restaurant and entertainment operations.

In addition, AREP received the approval of its depositary unit holders to amend and has amended, as of June 29, 2005, its partnership agreement and the partnership agreement of its subsidiary limited partnership, American Real Estate Holdings Limited Partnership. Holders of depositary units also approved an Option Grant Agreement with AREP’s Chief Executive Officer, Keith A. Meister, pursuant to which he may purchase up to 700,000 depositary units at an exercise price of $35.00 per unit.

AREP is a master limited partnership engaged in a variety of businesses including oil and gas exploration and production; casino gaming and associated hotel, restaurant and entertainment operations; real estate activities including commercial rentals, residential development and associated resort activities; and investments in equity and debt securities. AREP seeks to continue to grow and enhance the value of its core businesses and to acquire undervalued assets and companies that are distressed or in out-of-favor industries.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are changes in risks related to our oil and gas exploration and production operations, including costs of drilling, completing and operating wells and the effects of regulation, risks related to our casino gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns, risks related to our real estate activities including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties, and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.